As filed with the Securities and Exchange Commission on December 9, 2010                                                           File No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FlatWorld Acquisition Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Palm Grove House

 Road Town

Tortola VG1110

British Virgin Islands

Tel: +1 (284) 545 6127

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Valenty

c/o Ellenoff Grossman & Schole LLP

150 East 42nd Street, 11th Floor

New York, New York 10017

Tel: (212) 370-1300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 Tel: (212) 370-1300 Fax: (212) 370-7889	José Santos, Esq. Forbes Hare Palm Grove House PO Box 4649 Road Town Tortola VG1110 British Virgin Islands Tel: +1 (284) 494 1890 Fax: +1 (284) 494 1316	Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-169860

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units, each consisting of one ordinary share, no par value, and one Warrant (2)	230,000	$10.00	$2,300,000	$163.99
Ordinary shares included as part of the Units (2)	230,000	—	—	—	(4)
Warrants included as part of the Units (2)	230,000	—	—	—	(4)
Ordinary shares underlying the Warrants included in the Units (2)(5)	230,000	$11.00	$2,530,000	$180.39
Ordinary shares included as part of the underwriters’ unit purchase option (3)	8,000	$12.50	$100,000	$7.13
Warrants included as part of the underwriters’ unit purchase option (3)	8,000	—	—	—	(4)
Ordinary shares underlying the Warrants included in the underwriters’ unit purchase option (3) (5)	8,000	$11.00	$88,000	$6.28
Total			$5,018,000	$357.79

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Includes 30,000 units, 30,000 ordinary shares and 30,000 warrants underlying such units, which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.  The $2,300,000 proposed maximum aggregate offering price is in addition to the $23,000,000 proposed maximum aggregate offering price registered pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-169860).

(3)

Includes 8,000 units, 8,000 ordinary shares and 8,000 warrants underlying the underwriters’ 1 unit purchase option previously registered pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-169860).  The $100,000 proposed maximum aggregate offering price is in addition to the $1,000,000 proposed maximum aggregate offering price registered pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-169860).

(4)	No fee pursuant to Rule 457(g).
(5)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.  The $2,530,000 proposed maximum aggregate offering price of the ordinary shares underlying the warrants being issued as part of the units is in addition to the $25,300,000 proposed maximum aggregate offering price registered pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-169860).  Additionally, the $88,000 proposed maximum aggregate offering price of the ordinary shares underlying the warrants being issued as part of the units contained in the underwriters’ unit purchase option is in addition to the $880,000 proposed maximum aggregate offering price registered pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-169860) Registration fees for both the ordinary shares underlying the units and the ordinary shares underlying the units included in the underwriters’ unit purchase option were previously paid in connection with that Registration Statement.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXPLANATORY NOTE

This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Rule 462(b)”), and includes the registration statement facing page, this page, the signature page, an exhibit index and exhibits. Pursuant to Rule 462(b), the contents of the registration statement (the “Initial Registration Statement”) on Form F-1 (File No. 333-169860) of FlatWorld Acquisition Corp. (the “Registrant”), including the exhibits thereto, are incorporated by reference into this registration statement.

The Registrant hereby certifies that: (i) on or before October 12, 2010 the Registrant paid to the Securities and Exchange Commission (the “Commission”) $6,261.23 in connection with Registrant’s Initial Registration Statement based on an aggregate value of securities registered of $87,815,100, (ii) on November 10, 2010 and in connection with Registrant’s third amendment to the Initial Registration Statement, the fee due the Commission was reduced to $3,577.83 as a result of the reduction in the aggregate value of securities registered to $50,180,100, (iii) as a result of such reduction in aggregate value of securities registered, a credit with the Commission of $2,683.40 was established with the Commission for use as specified in Rule 457(b) and (iv) pursuant to Rule 457(b), Registrant is now using $357.79 of its credit with the Commission.  As a result of the foregoing, Registrant owes no fee for the registration of the securities represented by this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

All exhibits filed with or incorporated by reference in Registration Statement 333-169860 are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement, except for the following, which are filed herewith.

Exhibit No.	Description
5.1	Opinion of Forbes Hare
5.2	Opinion of Ellenoff Grossman & Schole LLP
23.1	Consent of Rothstein Kass & Company
23.2	Consent of Forbes Hare (included in Exhibit 5.1).
23.3	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form F-1and has duly caused registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the British Virgin Islands, on this 9th day of December, 2010.

FLATWORLD ACQUISITION CORP.

By:  /s/ Raj K. Gupta

        Name:  Raj K. Gupta

        Title:  Chief Executive Officer

(principal executive officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raj K. Gupta his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Raj K. Gupta Raj K. Gupta	Chief Executive Officer (principal executive officer), Secretary and Director	December 9, 2010
/s/ Jeffrey A. Valenty Jeffrey A. Valenty	President, Office of the Chief Executive, Chief Financial Officer (principal accounting officer), Treasurer and Director	December 9, 2010
/s/ Gilbert H. Lamphere Gilbert H. Lamphere	Chairman of the Board of Directors and Office of the Chief Executive	December 9, 2010
/s/ Shri Krishan Gupta Shri Krishan Gupta	Assistant Secretary and Director	December 9, 2010

Authorized Representative in the United States:

By:	/s/ Jeffrey A. Valenty Name: Jeffrey A. Valenty Title: President, Office of the Chief Executive, Chief Financial Officer, Treasurer and Director Date: December 9, 2010